Exhibit 10.33

March 16, 2016

Dear Enrique Miñarro Viseras,

This letter confirms my offer to you to join Gardner Denver Deutschland GmbH (the “Company”) as the VP/GM EMEA Region, reporting directly to myself, CEO, Gardner Denver Industrials Group (the “Manager”).

This offer is contingent upon successful completion of a background check, pre-employment drug screening with acceptable results, and proof of your right to work in the European Union or Germany on your first day of employment.

The terms of this offer include the following:

1.	Salary: Your annual base salary will be €275,000 paid in accordance with normal payroll practices of the company. You will be eligible for your first salary review during our annual salary planning process in April 2017.

2.	Sign-on Bonus: On or about two months following the Date of Hire, you will be paid a lump sum cash bonus in the amount of €425,000, so long as you remain continuously employed in good standing with GDI through such date; provided that if your employment with GDI terminates for any reason, other than a termination by GDI without cause, prior to your first employment anniversary, you shall be required to repay the sign-on bonus to GDI.

3.	Management Incentive Plan Bonus Program: Beginning with the Company’s 2016 fiscal year and for each subsequent fiscal year, you will be eligible to earn an annual cash incentive award under the GDI’s Management Incentive Plan, subject to the terms and conditions of such plan as in effect from time to time (the “MIP”). Your target annual incentive opportunity under the MIP for each fiscal year will be 45% of your annual base salary as in effect for the given fiscal year. Your actual annual cash incentive award may be greater or lesser than your target annual incentive opportunity, depending on the Company’s performance against its goals and otherwise as may be provided under the MIP. For 2016, your bonus will be prorated based on your Date of Hire.

The specific performance objectives and measures for your annual incentive opportunity will be defined and reviewed for each fiscal year, and your annual incentive award will be calculated, approved, and paid after financial results for the given fiscal year have been finalized, all in accordance with the terms of the MIP.

4.	Management Equity Program: You are eligible to participate in GDI’s Management Equity Program (the “MEP”), which includes option grants and the opportunity to invest in Gardner Denver’s parent holding company, Renaissance Parent Corp., subject to the terms of such program. Following the commencement of your employment with the Company, you will receive more information about the MEP.

Enrique Viseras

March 16, 2016

5.	Benefits: During the term of your employment with the Company hereunder, you may be eligible to participate in such benefit plans, practices, policies, and programs as the Company may implement from time to time (including health and welfare insurance coverage), subject to the Company’s prevailing policies, terms, and conditions.

6.	Location: This position is based in Simmern, Germany. subject to such business travel as may be reasonably required to perform your duties.

7.	Relocation Benefits: You will be eligible for relocation benefits. The Relocation Policy, your schedule of benefits and a Relocation Agreement will be provided to you under separate cover. Your benefits under the relocation program will be contingent upon your signing the Relocation Agreement. As set forth in the Agreement, should you voluntarily terminate your employment within two (2) years of your Date of Hire, you will be obligated to repay all company-paid relocation reimbursements and expenses, including tax assistance.

8.	Company Car: The Employer provides a company car (based on Gardner Denver Car Policy) to the employee for the performance of his official duties and for private usage.

9.	International School Assistance: The employer provides international school assistance of €46,000 in year 1, normalizing to £35,000 thereafter.

10.	Vacation: You will be eligible for 30 days of vacation per year. For 2016, your vacation entitlement will be prorated based on your Date of Hire.

11.	Date of Hire: Your employment with the Company will commence on May 10, 2016.

Enrique, I am very excited about the prospect of your acceptance of this offer to become a part of the Gardner Denver team. I am confident you can make a positive contribution to our goal of growing the Company into a more profitable organization.

Sincerely,

Vicente Reynal
CEO, Gardner Denver & Industrials Group

Signatures on next page

Enrique Viseras

March 16, 2016

I have read and accept this offer of employment and agree to the terms and conditions

ACCEPTED AND AGREED:

/s/ Enrique Miñarro Viseras
Enrique Miñarro Viseras

March 21, 2016
Date

PRIVILEGED & CONFIDENTIAL

Addendum A— Enrique Viseras

Management Equity Program

Investment: It is expected that you will, subject to satisfaction of applicable securities laws requirements, invest a minimum of USD $60,000 into the common stock of Renaissance Parent Corp. (“Holdings”).

Long-Term Incentive Program: A long term incentive plan (“LTI Plan”) has been established to give members of management at Gardner Denver, Inc. (“GDI”) the opportunity to share in the value appreciation of GDI. The intended goal of this LTI Plan is to provide the you with the opportunity (although not the guarantee) to earn pre-tax proceeds (net of the exercise price of the LTI Plan grants referenced below) in respect of such value appreciation of up to and potentially more than USD $3,000,000.[1]

The LTI Plan grants are in the form of options to purchase shares of Holdings stock, 50% of which are subject to time vesting and 50% are subject to performance vesting. The time vesting options vest 20% each year on the last day of each of Holdings’ fiscal years from 2016 through 2020. The performance vesting options vest 20% per year as of the last day of each of Holdings’ fiscal years from 2016 through 2020 provided the GDI achieves annual EBITDA targets. All such options will have a per share exercise price equal to the fair market value of Holdings stock on the date of grant.

Any options and Holdings stock you acquire are subject to the LTI Plan terms and other terms contained in management equity agreements with Holdings and the Investors. These terms include, generally, transfer restrictions, company call rights, tagalong and dragalong rights, and restrictive covenants (including covenants not to disclose confidential information at any time, and while employed and for certain post-employment periods, not to solicit employees or customers and not to compete with the business of GDI).

1 Assuming a certain equity value is achieved in 2020. Details of a corresponding financial forecast and equity value assumptions will be presented separately. Actual value appreciation could be lesser or greater than amount stated above, depending upon performance of GDI and market factors.